Exhibit 10.34

August 30, 2013

Isan Chen M.D.

Dear Isan:

We (Mirati Therapeutics, Inc., the “Company” or “Mirati”) are very pleased to extend you an offer of employment for the position of Executive Vice President, Chief Medical and Development Officer.  We are confident that you will play a critical role on our team in reaching the challenging goals we have set for the Company, and are excited about the significant contributions that we know you will make in helping us reach them.

In your capacity as Executive Vice President, Chief Medical Officer, you will be responsible for all development and related functions in the company including, but not limited to, clinical development, regulatory, clinical operations, project management, and CMC.  You will be a part of the Executive Management team of the company and will be a designated Section 16 officer for public company reporting purposes.  You will report to the Company’s President and CEO, Dr. Charles Baum, and you and Dr. Baum will establish your initial goals within 30 days of your employment.

The terms of your compensation package are as follows:

•                  Your annual base salary will be $US370,000 payable bi-weekly.

•                  You are eligible to receive an annual bonus at target of 40% of your base salary, based on achievement of performance objectives and goals to be established by the Company in consultation with you. You must continue to be employed through the date the bonus is paid in order to earn a bonus for any particular year, unless the Board of Directors of the Company (the “Board”) determines, in its sole discretion, that you have earned a bonus prior to such time.  In such event, any bonus payment will be paid to you in a lump sum no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus payment is earned or (ii) March 15 following the calendar year in which such bonus payment is earned.

•                  In accordance with Company policies, you will be entitled to accrue up to four (4) weeks of paid time off during each calendar year (January 1- December 31), subject to applicable maximum accrual caps, and you will also be entitled to certain paid holidays.

•                  Stock options will be issued to you to purchase 110,000 shares of our common stock in accordance with the terms of the Company’s stock option plan.  Such stock options are subject to your continued service with the Company and subject to approval by the Board and will be granted as soon as possible.

•                  In accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance and retirement plans).  Additionally, the Company will also provide a matching 401K plan up to a maximum of $2,500 for 2013 and future years.

•                  Your employment relationship with the Company is, and shall all times remain, at will.  That means that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause (as defined below) or advance notice.

•                  In the event your employment is terminated by the Company for a reason(s) other than for Cause (as defined below), you will be eligible to receive a lump sum severance payment equal to twelve (12) months of salary (the “Severance Payment”).  Such Severance Payment will be conditioned upon you providing an executed waiver and release of claims in a form acceptable to the Company within the applicable deadline described therein and permitting the release to become effective in accordance with its terms, which date may not be later than sixty (60) days after your termination with us (the “Release Deadline”).  The Severance Payment will be made to you on the Release Deadline.

•                  In the event your employment is terminated by the Company for any reason other than for Cause within twelve (12) months of a Change In Control (“CIC”) as that term is defined in the Stock Option Plan, then in addition to the Severance Payment set forth above, any unvested equity awards that existed prior to the CIC will be accelerated and become exercisable upon such termination.

•                  For purposes of this letter agreement, the term “Cause” means (i) your neglect or failure to conscientiously and diligently carry out your job functions after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iii) your material breach of this letter agreement, the Company’s Proprietary Information and Inventions Assignment Agreement, or any code of ethics or business conduct policy adopted by the Company from time to time; or (iv) your commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude.  Any termination due to your death or disability will not constitute a termination for “Cause.”

•                  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, MethylGene Canada or MethylGene US Inc., you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, MethylGene Canada or MethylGene US Inc., or the termination of your employment from the Company, MethylGene Canada or MethylGene US Inc., shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request).  The arbitration shall take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  Both you and the Company each acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that you would be required to incur if the dispute were filed or decided in a court of law.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

It is understood that any benefit may be altered or rescinded at the sole discretion of the Company.

As a condition of employment or continuing employment, you agree to execute and abide by the Company’s Proprietary Information and Invention Assignment Agreement, all which will form parts of an employment agreement with you reflecting the terms of this letter agreement.  This letter agreement and the Proprietary Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement.  In addition, you will need to warrant that you have not executed an agreement with past employers, which would prohibit you from working with the Company.  Mirati would also like to advise you that it is the Company’s policies to have all employees honor any confidentiality agreements they may have executed with previous employers.  The Company and you will also enter into a standard indemnification agreement whereby the Company will indemnify you in conjunction with your actions on behalf of the Company.

We are tremendously excited about having you on our team and we look forward to your acceptance of our offer . Our anticipated first day of employment would be September 1, 2013 or such other date that we mutually agree.

If you accept employment with the Company on the terms above, please sign below and return to me by September 1, 2013.  Our offer will terminate after such date.

Please contact me if there is anything further I can do to assist you.

Regards,

MIRATI THERAPEUTICS, INC.

/s/ Charles Baum

Charles Baum, M.D. Ph.D.
President & CEO

ACCEPTED:

Signature:	/s/ Isan Chen
Isan Chen

Date:	30 August, 2013